UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2009
McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (504) 582-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Pursuant to the terms of the Underwriting Agreement (the “Agreement”) dated June 16, 2009 by and between McMoRan Exploration Co. (“McMoRan”) and J.P. Morgan Securities Inc., as representative of the several underwriters (the “Underwriters”), the Underwriters exercised their over-allotment option in part to purchase 1,047,400 shares of McMoRan’s common stock at $5.75 per share (the “Shares”), in addition to the 14,500,000 shares of common stock purchased by the Underwriters on June 22, 2009 in McMoRan’s previously announced public offering of common stock. McMoRan completed the sale of the Shares on June 30, 2009.
After giving effect to the over-allotment on the common stock offering, the common stock and 8.0% convertible perpetual preferred offerings generated gross proceeds, before underwriting discounts and expenses, of approximately $176 million. McMoRan intends to use the net proceeds of approximately $168 million from these offerings for general corporate purposes, including capital expenditures. McMoRan currently has approximately 86 million shares of common stock outstanding and approximately 111 million shares after assuming conversion of McMoRan’s newly issued 8.00% convertible perpetual preferred stock and the outstanding 6 3/4% mandatory convertible preferred stock. Total debt as of March 31, 2009 totaled $375 million, including $75 million in convertible senior notes due in 2011 with a conversion price of $16.575 per share.
On March 29, 2009, McMoRan re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340 in 10 feet of water. The well is currently drilling below 21,000 feet with a proposed total depth of 24,000 feet. McMoRan believes the Gyro sands targeted in the sidetrack could be better developed in a down-dip position on the flank of the structure than the Gyro sands encountered in the original Blueberry Hill well. McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the well.
The Cordage deep gas exploratory prospect on West Cameron Block 207 commenced drilling on March 18, 2009 and was drilled to a total depth of 20,761 feet. Evaluation in late June revealed that the well did not contain commercial quantities of hydrocarbons and it was plugged and abandoned. Second- quarter 2009 exploration expense will include approximately $12 million for drilling and related costs associated with the well. On June 30, 2009, the Cordage rig was moved to High Island Block 133 where operations have commenced on the Sherwood deep gas prospect. Sherwood, which is located in 48 feet of water, has a proposed total depth of 16,200 feet and is targeting Cris R Sands in the Lower Miocene. McMoRan owns a 29.3 percent working interest and a 23.5 percent net revenue interest in the Sherwood prospect.
McMoRan is preparing to drill the Davy Jones ultra-deep well, which is a very large ultra-deep structure located on a prospect in 20 feet of water. This exploratory well, which McMoRan will operate, has a proposed total depth of 28,000 feet and will test Eocene, Paleocene (Wilcox) and possibly the Cretaceous (Tuscaloosa) sections below the salt weld (i.e. listric fault) on the Shelf of the Gulf of Mexico.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.
By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee Senior Vice President, Chief Financial Officer and Secretary (authorized signatory and Principal Financial Officer)

Date: July 1, 2009